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                                                                   EXHIBIT 10.4


                            DISTRIBUTION AGREEMENT

      This Agreement (the "Agreement") is entered into this 26th day of August, 1993, by and between REAADS Medical Products, Inc., a Delaware corporation with offices at 12001 Tejon Street, Suite 120, Westminster, Colorado 80234, USA ("RMP") and Chugai Pharmaceutical Co., Ltd., a corporation organized and existing under the laws of Japan, with offices at 1-9, Kyobashi 2-chome, Chuo-ku, Tokyo 104, Japan, or one of its affiliated companies ("Chugai").

                                   RECITALS

      WHEREAS, RMP is the owner of all rights, title and interest in and to the "REAADS" enzyme immunoassay product line more particularly described in Article
1.1 hereof (the "Product Line"), including Patent rights (as hereinafter defined) and/or Know-How (as hereinafter defined) relating thereto, and is seeking an equity infusion from Chugai, the proceeds of which will be used to fund research and development of the Vascular Products (as hereinafter defined); and

      WHEREAS, Chugai is engaged in the business of selling and distributing diagnostic tests and related products in Japan, and desires to obtain from RMP the rights for distribution of the Product Line in Japan on its own behalf, and is willing to invest RMP US$500,013 for funding research and development of the Vascular Products, and desires to purchase such products and sell and distribute them under Chugai's own label and trademark in Japan; and

      WHEREAS, RMP is willing to grant to Chugai the rights to sell and distribute such products, subject to the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties and agreements hereinafter contained, the parties hereto agree as follows:

                                   AGREEMENT

Article 1.  Definitions

      1.1 "Product Line" shall mean RMP's Autoimmune Products (defined below) and Vascular Products (defined below) collectively.


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            1.1.1 "Autoimmune Products", which shall mean and include Autoimmune
Disease Detection Products for the determination of analyses useful in the diagnosis and management of systemic rheumatic and autoimmune disease, which Products are currently under development or were heretofore developed, manufactured and/or sold by or on behalf of RMP and are identified in Exhibit A annexed hereto; and

            1.1.2 "Vascular Products", which shall mean and include
Vascular Disease Detection Products for the determination of analyses useful in the diagnosis of vascular disease, which Products are currently under development or proposed to be developed and/or sold by or on behalf of RMP identified in Exhibit B annexed hereto. The list of Products set forth in Exhibit B may be amended from time to time by mutual agreement of the parties.

            1.1.3 "Products" shall mean a group of product(s) Chugai selected for commercial exploit in Territory in either Autoimmune Products or Vascular Products.

      1.2 "Patent Rights" means any or all patent applications and issued patents held by RMP in the Territory in connection with the Product Line.

      1.3 "Know-How" shall mean the accumulation of skills, processes and experience, including formulas and specifications, heretofore developed by RMP pertaining to the Product Line, including, but not limited to, any and all technical information, trade secrets, test results, studies and analysis, approved vendor list for any raw materials, preclinical and clinical data, manufacturing data, formulation or production technology, engineering or assembly methods and other information necessary or useful in the manufacture, sale and use of the Product Line.

      1.4 "Standard Retail Price" shall mean Chugai's average retail prices of diagnostic kits in the Territory which generally equals to twenty (20) percent of the National Health Insurance reimbursement prices for any diagnosis.

      1.5 "Territory" shall mean and include Japan.

      1.6 "Affiliate" shall mean and include any individual, corporation, business association or entity that controls, is controlled by, or is under common control with the specified party. For purposes of this definition, "Control" shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock or other ownership interest of, and fifty percent (50%) or more interest in the income of, such entity.

      1.7 "Effective Date" shall mean the date as set forth on the first page hereof.

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Article 2.  Sales and Distribution Rights.

      2.1 Non-exclusive Rights. Subject to the terms and conditions hereinafter set forth, RMP hereby grants to Chugai the non-exclusive right to sell and distribute the Products in Autoimmune Products under Chugai's label and trademark in the Territory during the term of this Agreement.

      2.2 Exclusive Rights. Subject to the terms and conditions hereinafter set forth, RMP hereby grants to Chugai the exclusive right, with the right to appoint subdistributors, to sell and distribute the Vascular Products under Chugai's label and trademark in the Territory during the term of this Agreement. RMP and Chugai may agree to add new products to Exhibit B during the term of this Agreement.

      2.3 RMP shall not enter into any new agreements for any product in the Product Line allowing rights to distribution in Japan without prior written consent of Chugai, except for products which Chugai elects not to commercialize in Japan as specified in Article 3.2.

Article 3.  Selection of Products.

      3.1 Review of Projects for Product Development. RMP shall utilize the investment made by Chugai in the development of Vascular Products. RMP and Chugai shall review potential projects for such product development on a regular basis. Chugai's opinion of project importance shall be considered by RMP in the preparation of priority ranking for RMP's Research and Development schedule. This review shall occur at least once per year while this Agreement is in effect, and at least one review shall occur just prior to the preparation of RMP's annual operating plan and budget. Notwithstanding Chugai's participation in such reviews, the final decision on incorporation of projects into the RMP Research and Development program shall be RMP's and shall reflect limitations in the Research and Development manpower and facility resources.

      3.2 Selection of Products for Japanese Market. Chugai shall have the right to select which Products of the Vascular Products are appropriate for commercial exploitation in Territory. For product(s) in Vascular Products which Chugai chooses not to select for commercial distribution in Territory, RMP shall have the rights to distribute the products in Territory either directly or indirectly. RMP shall inform Chugai in writing of the availability of a product before RMP files application of such product to the FDA for approval, and Chugai shall inform RMP in writing of its acceptance or rejection of such product for commercial exploitation in Territory within six (6) months after FDA approval has been received for such product.

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Article 4.  Terms and Conditions of Product Sale

      4.1 Purchase Orders. All purchase orders and amendments thereto must be in writing, must reference this Agreement, and should contain (i) all technical information necessary for RMP to accurately supply the Products, (ii) quantity,
(iii) date of requested delivery, and (iv) preferred shipping instructions. All such orders are subject to acceptance by RMP and RMP reserves the right not to accept any purchase order within one (1) week of receipt of the purchase order. If RMP fails to notify non-acceptance of any order within the aforesaid term by written notice to Chugai stating the reasons for such non-acceptance, the purchase order shall be deemed accepted. Acceptance of orders may not be unreasonably withheld by RMP.

      4.2 Prices. The price per unit at which RMP shall sell the Products to Chugai hereunder shall be negotiated on an annual basis, and will be reflective of RMP's cost, Chugai's pricing at the retail level in Territory and other market conditions. The prices for Products purchased hereunder shall be the prices in effect on the date RMP receives Chugai's purchase order. A price list in effect until December 1, 1994 is attached as Exhibit A.

      The Prices will be adjusted as necessary before December 1 each year, beginning December 1, 1994, and such adjusted Prices shall be applied for the next calendar year, provided that the Prices shall not increase by more than the rate of increase in the United States Consumer Price Index - All Urban Consumers, published by the United States Department of Commerce. Prices shall not exceed twenty-five (25) percent of Standard Retail Price for each Product nor be less than RMP's fully burdened manufacturing cost plus fifty percent (50%).

      Should the parties be unable to agree on adjustment of Prices for the following calendar year by December 1 of the year before, the Prices of the year before shall be applied also for the first six (6) months of the following calendar year. Should the parties be still unable to agree by June 1, the Prices for the last six (6) months shall be determined by a mutually agreeable conciliator at a mutually agreeable place.

      In any case, RMP shall provide Chugai with pricing no less favorable for Autoimmune Products than pricing provided by RMP to other companies with distribution rights to Autoimmune Products in Territory.

      4.3 Invoices. RMP shall invoice Chugai at its address set forth below at the time of each shipment of any Products. Invoices shall not be issued prior to shipment of all items covered by the invoice. Invoices shall contain the purchase order number, description of items purchased, price, freight charges and total. Payment shall be made by Chugai to RMP in US dollars.

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       4.4 Delivery. RMP shall deliver such Products in accordance with
Chugai's shipping instructions within thirty (30) days from RMP's receipt of Chugai's purchase order. All Products shall be delivered to Chugai in finished and packaged form, C&F Tokyo International Airport, to the address specified in the applicable purchase order. RMP shall be responsible for boxing, crating, handling, storage and all other packaging requirements prior to shipment. All Products shall be packed, marked and otherwise prepared for shipment in a manner which is in accordance with good commercial practice and adequate to ensure the safe arrival of the Products.

      If RMP wants to change the scheduled delivery date or the quantity to deliver which RMP accepted in accordance with the Article 4.1, RMP shall notify Chugai of the change in writing at least seven (7) days prior to the delivery date originally scheduled. If, for any reason, other than as expressly provided for in this Agreement, RMP fails to dispatch, without prior notice to Chugai as set forth hereinabove, all quantities of Products Chugai ordered within five (5) business days after the delivery date originally scheduled, RMP agrees to pay to Chugai ten (10) percent of total invoice amount of the order place by Chugai.

      4.5 Forecasts. Every six (6) months, on or before May 31 and November 30, Chugai shall submit a non-binding forecast of its estimated requirements of Products for the six (6) month periods of July 1 and January 1. Chugai agrees that all such forecasts shall be prepared in good faith in order to facilitate RMP's timely manufacture and shipment of the Products in accordance with the terms of this Agreement. RMP shall provide Chugai with expected availability dates of new products so that Chugai can include the new products in the forecast provided to RMP.

      4.6 Rejection. All Products shall be subject to inspection and acceptance by Chugai. In the event that Chugai believes that any of the Products shipped by RMP to Chugai hereunder do not meet the quality standards and specifications set forth in this Agreement, Chugai shall have the right to reject such shipment by giving RMP prompt notice thereof. Upon receipt of any such notice, RMP may at its option obtain samples of the rejected shipment from Chugai for analysis. At Chugai's option, Chugai may either request RMP to promptly deliver a new shipment of the Products to replace the rejected shipment or return the rejected shipment to RMP so that RMP may cure all defects and deficiencies and deliver the corrected shipment to Chugai within thirty (30) days after RMP's receipt of such returned shipment. In either event, RMP shall bear all freight costs in the delivery of the Products between Chugai and RMP.

      4.7 Quality Assurance. RMP shall strictly adhere to the quality control procedures and specifications for the manufacture and performance of Products or as may be otherwise necessary to meet applicable governmental specifications for the manufacture of the Products. RMP shall certify to Chugai with respect to each such shipment that all such procedures and specifications have been met and complied with, and shall furnish Chugai with copies of the test results and other definite data supporting its certification if requested in writing.

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      4.8 Labeling and Trademarks. The Products shall bear such trade names, trademarks, designs and logos as may be designated and supplied by Chugai, subject to the requirements of applicable law.

      4.9 Product Warranty. All Products furnished by RMP to Chugai hereunder shall be warranted (i) to be manufactured in accordance with applicable product specifications; (ii) to be manufactured in accordance with good manufacturing practices (as defined by FDA regulations); (iii) to be free from defects in formulation and manufacture under the normal use and service for which they were designed; (iv) to be suitable for sale to the public in accordance with the terms of the Products' labels and inserts; and (v) as to RMP's good title and conveyance of good title to Chugai. Such warranties shall run to Chugai, and its successors, assigns and users of the Products and shall expressly survive any inspection, delivery, acceptance, payment, expiration or earlier termination of this Agreement. Except as set forth in Article 10 the warranties of RMP set forth in this Article 4.9 are the sole and exclusive warranties provided to Chugai, its successors, assigns and users of the Products, and are in lieu of all other warranties, whether written or oral, implied or statutory. RMP shall not be liable to Chugai for any loss of profits or other special, indirect or consequential damages suffered by Chugai resulting from the failure of or a defect in any Product, provided, however, that no such limitation shall apply with respect to any such damages suffered by unaffiliated third parties. All Product labels shall appropriately reflect the product warranties, and limitations thereof, provided by this Article 4.9. RMP shall not be responsible to Chugai or Chugai's agents for any breach of warranties hereunder which depends solely upon Chugai's willful misconduct or negligence in handling of the Products, to the extent RMP has theretofore fully disclosed to Chugai the appropriate way of handling the Products when particular cautions are required in connection therewith.

      4.10 Compliance with Law. RMP shall take all necessary action to comply with all applicable FDA and other regulatory requirements in connection with the manufacture of Products. Such obligations shall include, without limitation, complying with all applicable good manufacturing practices and good laboratory practices as promulgated under applicable U.S. law, and any material state or local law or regulation applicable to the manufacture of Products hereunder. Chugai shall have the right upon reasonable notice to RMP to inspect RMP's manufacturing facilities and operations and quality control records to review and inspect the manufacture of Products, to audit and confirm compliance with the requirements of this Article 4.10 and to trace production in connection with any recall, product liability or other problems related to the manufacture. Any such inspection or right to inspect by Chugai shall in no way relieve RMP of its obligation to deliver Products conforming to the terms and specifications set forth in this Agreement, or Chugai's right to inspect and reject Products.

      4.11 Insurance. RMP shall at all times maintain product liability insurance, insuring against losses arising out of the manufacture and use of the Products and all components thereof, naming Chugai as an additional insured under such policy of insurance. The liability of such policy shall be no less than Two Million Dollars ($2,000,000) for each occurrence. RMP agrees that it shall provide within sixty (60) days of execution of this Agreement, a certificate of insurance evidencing the existence of such insurance and confirmation of the fact that Chugai is listed as an additional insured.


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Article 5.  Assignment

      5.1 Assignment. Neither party shall assign this Agreement without the prior written consent of the other party hereto, except to (i) an Affiliate of such party, (ii) a transferee of substantially the entire business of such party to which this Agreement pertains or (iii) a successor to such party by merger or consolidation, in connection with the transfer or sale of substantially its entire business to which this Agreement pertains, or in the event of its merger or consolidation with another company. Any assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any party of responsibility for the performance of any accrued obligation which such party then has hereunder. This Agreement shall be binding on and inure to the benefit of the respective successors and permitted assigns of the parties. Except as provided herein, no other person shall acquire or have any right under or by virtue of this Agreement.

      5.2 License to Manufacture. In the event that a change in control of RMP occurs without Chugai's approval, including, but not limited to, the merger or consolidation with a third party company, RMP will grant to Chugai a perpetual, non-exclusive for Autoimmune Products, exclusive for Vascular Products, license under the Patent Rights and/or the Know-How to make, use and sell the assays in the Product Line in Territory, and Chugai shall pay to RMP royalty of three (3) percent on the net sales of Product Line sold by Chugai in Territory.

      Chugai shall have the royalty-free right to utilize RMP's Patent Right and/or Know-How, if for any reason RMP ceases or suspends performance of its obligations under this Agreement (i) in connection with the manufacture of Products or (ii) to complete any development effort with respect to Vascular Products.

            5.2.1 Right to Sublicense. In the event that RMP grants Chugai a license to Manufacture, Chugai shall be entitled to sublicense the rights conferred upon it under Article 5.2, but only to the extent necessary to allow third parties to manufacture the Products for and on behalf of Chugai or an affiliate, and provided that (i) Chugai should give RMP or its assignee thirty
(30) days prior written notice before any such sublicense shall become effective; (ii) any such sublicense shall be subject in all respects to the restrictions, exceptions and provisions contained in this Agreement; (iii) no such sublicense shall relieve Chugai of its obligations hereunder; and (iv) Chugai and each such sublicensee shall execute documents to the foregoing effort, a copy of which will be furnished to RMP or its assignee promptly after execution and delivery.


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Article 6.  Performance Standards

      6.1 Diligent Efforts. At all times during the term of this Agreement, Chugai will use its commercially diligent efforts to market the Products in Territory and will not perform any acts that might jeopardize the reputation of the Products or of RMP in Territory.

      6.2 Confidentiality. Chugai acknowledges that during the course of this Agreement it will become privy to confidential information of RMP concerning RMP itself, RMP's business strategy, and other technical, business and financial matters. Chugai further acknowledges that the disclosure of such information to a third party, or the use of such information for purposes other than the purposes of this Agreement, might cause irreparable injury to RMP, which injury might not be compensated for adequately by money damages. Chugai accordingly agrees to hold all such information so designated by RMP in strictest confidence and not to disclose any such information to a third party except as expressly permitted by RMP, or use such information for any purpose other than the purposes hereof. This Article shall survive any termination of this Agreement for a period of three (3) years.

      As used herein, the term "confidential information" shall not include information that (i) is or becomes generally available to the public other than as a result of disclosure by Chugai, (ii) was available to Chugai on a nonconfidential basis prior to its disclosure by RMP or (iii) becomes available to Chugai on a nonconfidential basis from a source other than RMP that is not otherwise prohibited from disclosing such information.

      6.3 Promotion of Product Awareness. Chugai shall bear all expenses for marketing and promoting Products in Territory.

      6.4 Licenses and Permits. RMP shall be responsible for obtaining all export licenses required by the U.S. government for any of the Products and will use its best effort to obtain such licenses as expeditiously as possible, as well as the cost of such licenses and permits. Chugai shall be responsible for obtaining all licenses and permits required by any governmental authority in order to import a Product into Territory, as well as the cost of such licenses and permits. Each party agrees to comply with all applicable laws, regulations and orders governing the sale, disposition, shipment, import or export of the Products and maintain in effect all licenses, permits and authorizations from all government agencies as may be necessary to perform its obligations hereunder.

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Article 7.  Regulatory Compliance

      7.1 U.S. Regulatory Approvals. RMP, at its own expense, shall exercise best efforts with respect to all currently non-FDA approved assays in the Product Line, to diligently prepare, file and prosecute all necessary applications as soon as possible to obtain 510(k) approval from the FDA for the commercial manufacture, use and sale of each such product in the United States, including, without limitation, submission of all necessary reports, responses to requests for information, data, samples, test and the like, and the exhaustion of all administrative remedies available in instances of adverse action by the regulatory authorities. Subject to the confidentiality provisions of Article 6.2, Chugai shall be given access to all underlying data, reports and summaries upon which any such applications for FDA approval have been based.

      7.2 Japanese Regulatory Approvals. Chugai shall be responsible for, and shall bear the expense of, filing and prosecuting any application to obtain the required governmental approvals or consents necessary to manufacture, test and market Products in Territory. RMP shall, however, provide Chugai, at no cost to Chugai, with all technical and regulatory documentation and information (including, without limitation, all clinical data) in RMP's possession or under its control, or obtainable without unreasonable burden to RMP.

      7.3 Customer Complaints. Each party shall immediately notify the other party in writing should it become aware, through customer complaint or otherwise, of any defect or condition which may render Products in violation of law or FDA and/or Japanese equivalent regulations.

Article 8.  Technical Support

      8.1 Technical Assistance and Training. RMP shall provide training and technical assistance to Chugai's personnel necessary for the marketing of the Products. Such technical assistance and training shall be provided at RMP's facility in Westminster, Colorado, or, if agreed by the parties, at Chugai's premises. Such technical assistance and training shall be provided by RMP at no charge to Chugai, except that if the training is performed at Chugai's premises, RMP's personnel shall be entitled to receive their reasonable expenses of travel, meals, and lodging upon submission of documentary evidence thereof. If training is provided at RMP's facility in Westminster, Colorado, Chugai's personnel shall bear their own expenses of travel, meals and lodging. All technical assistance and training shall be performed at times convenient to both parties.

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      8.2 Sales Aids. RMP shall provide Chugai with minimum amounts of sample, sales and promotional material and technical literature developed by it with respect to the Products. All such material shall be furnished by RMP in English. Any translations of such material into a language other than English shall be Chugai's responsibility and expense, but RMP shall be provided with a copy of such translation. RMP shall have the right at all reasonable times to inspect and approve all materials, including advertising and packaging, used to sell the Product where such materials employ the RMP's or a subsidiary's patents, pending patents, or the servicemark REAADS.

      8.3 Manuals. RMP shall provide Chugai on a current basis with instructions and manuals in English relating to the Products.

Article 9.  Intellectual Property

      9.1 Right of Use. RMP hereby grants to Chugai the right to use any trademarks, trade names, service marks, copyrights, logos or labels of RMP relating to the Products in connection with its marketing and sales of Products under this Agreement. Chugai will not acquire ownership in such marks, or trade names, copyrights, logos or labels by virtue of such use.

      9.2 Infringement. In the event Chugai becomes aware of any infringement by any third party of any trademarks, copyrights, patents or other property rights of RMP, Chugai will promptly notify RMP of such infringement and will cooperate with RMP as reasonably requested by RMP and at the expenses of RMP in taking steps to end such infringement.

      In the event any claim is brought against RMP or Chugai by any third party alleging infringement of the third party's patents or other property right for manufacture, use, or sale of Products, (a) Chugai will cooperate with RMP at RMP's cost as reasonably requested by RMP in defense of any such claims brought against RMP, and (b) RMP will cooperate with Chugai at RMP's cost in defense of any such claims brought against Chugai. Chugai shall be reimbursed by RMP for any damages paid by Chugai as a result of such claims.


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Article 10. Shelf Life Warranty; Cancellation and Reschedule Changes

      10.1 Shelf Life Warranty. RMP warrants that the Products shall have a shelf life, at the time of receipt by Chugai, of at least 80% of the shelf life stated on the label or Product insert. RMP shall not be liable for any failure to satisfy the shelf life requirement to the extent such variance is caused by conditions or events occurring after shipment over which RMP has no control.

      10.2 Notice. Should Chugai discover any Product which fails to satisfy the shelf life warranties contained in Article 10.1., Chugai shall notify RMP in writing within fifteen (15) business days after such discovery. RMP shall, at Chugai's election, either refund the portion of the purchase price to Chugai, allocable to the Product which gives rise to the claim, or correct such defect by suitable replacement at its own expense. RMP's obligation under this section shall be conclusively discharged, to the extent permitted under applicable laws, if RMP does not receive written notification of any defect within fifteen (15) business days after its discovery.

      10.3 Third Party Claims. The provisions of this Article 10.1. and
Article 10.2. are not applicable to any third party claims.

      10.4 Cancellation and Reschedule Charges. If, for any reason, other than as expressly provided for in this Agreement, Chugai (i) cancels all or any part of any order, or (ii) fails to meet any obligation hereunder, causing cancellation or rescheduling of any order or portion thereof, or (iii) requests a rescheduling of scheduled shipments of Products, and the request is accepted by RMP, Chugai agrees to pay to RMP the following cancellation/reschedule charges:

CANCELLATION OR RESCHEDULE                      CANCELLATION OR RESCHEDULE
       NOTICE RECEIVED                                    CHARGE

Within 7 days after the date of
placing purchase order by Chugai      20% of invoice amount of Product not taken

Thereafter up to scheduled delivery   30% of invoice amount of Product not taken

The aforementioned charges shall not apply in case that the events described in the first paragraph of this Article 10.4 are due to events of force majeure as defined in Article 16.7.


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Article 11. Effective Date and Term

      This Agreement shall become effective upon its execution by both parties on the Effective Date. Unless earlier terminated by either party, this Agreement shall be effective for seven (7) years from the Effective Date, and shall be automatically renewed after the initial term for successive one (1)-year period each unless terminated by either party as provided in Article 12 hereof.

Article 12. Termination

      Either party will have the right to terminate this Agreement if the other party: (a) assigns this Agreement or any of these rights hereunder in violation of the provisions of this Agreement; (b) becomes bankrupt or insolvent; (c) makes an assignment for the benefit of creditors, or a receiver, trustee in bankruptcy or similar officer is appointed to take charge of all or part of its property; (d) materially breaches its obligations under this Agreement, and such breach has not been cured within thirty (30) days of written notice thereof by the non-breaching party; (e) notwithstanding the foregoing each party will have the right to terminate this Agreement at the end of the initial term and of each subsequent term as provided for in Article 11 above by six (6) months prior written notice.

      Notwithstanding the non-exclusive license to manufacture granted to Chugai as set forth in the Article 5.2, Chugai may terminate this Agreement within ninety (90) days of written notice in the event there is a significant change in the control of RMP or in the event of the departure of any director, officer or other staff of RMP that might be perceived as having a significant negative impact on the business. Information referring to the above events should be given to Chugai within fourteen (14) days from such event, and Chugai should communicate its intentions to RMP within thirty (30) days.

Article 13. Rights and Obligations Upon Termination

      In the event of termination of this Agreement for any reason, Chugai shall cease all use of any trademarks, trade names or other rights licensed hereunder, and shall return to RMP all sales or promotional material, and all manuals, instructions and other material relating to the Products which Chugai then has in its possession, except for copies of manuals and instructions needed to accompany Products already sold on the termination date or to be sold in connection with the termination of the distributorship, or if the materials belong to Chugai.

      Chugai shall not, at any time thereafter, permit the trademarks, trade names, or other rights to be used in any manner in connection with any business conducted by it, or in which it may have an interest, or otherwise as descriptive of or referring to the Products. RMP shall fulfill any orders for Products placed by Chugai prior to the date of termination. RMP's sole liability in case of termination shall be to repurchase Chugai's inventory at the prices set forth in the last applicable purchase order to the extent the same has not been sold within three (3) months from the termination date. RMP shall not be obligated to compensate Chugai for any investments made by Chugai or any goodwill built up by Chugai, or for any losses or damages of whatever nature incurred by Chugai as a result of such termination. Chugai hereby expressly assumes all risk for such investments and losses.

Article 14. Arbitration

      Any controversy or claim arising under or in relation to this Agreement, except as otherwise expressly provided below, shall be settled exclusively by arbitration in accordance with the International Arbitration Rules of the International Chamber of Commerce (ICC). Arbitration shall take place in Paris, France. The arbitration shall be conducted in English. The cost incurred by the arbitration shall be borne equally by the parties except for each attorneys' fees which shall be borne by each party. The decision of the arbitrators shall be final and binding on the parties, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.

Article 15. Indemnification and Settlement

      If RMP wishes to settle a case for which Chugai is liable for indemnification, RMP shall first obtain the written approval of the Chugai.

Article 16. General Provisions

      16.1 Entire Agreement. This Agreement, including the Exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof, and may not be modified (unless expressly provided otherwise herein) except by a written addendum duly signed by both parties. The terms and conditions of this Agreement shall prevail notwithstanding any other terms and conditions on any order submitted by Chugai.

      16.2 Waiver, Etc. Except where specific time limits are herein provided, no delay on the part of either party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. No waiver, modification or amendment of this Agreement or any provision hereof shall be enforceable against any party hereto unless in writing, signed by the party against whom such waiver, modification or amendment is claimed, and with regard to any waiver, shall be limited solely to the one event.

      16.3 Notices. Any notices or report required or permitted under this Agreement must be in writing and by mail, registered or certified, return receipt requested, postage prepaid addressed to the other party at address set forth hereinbelow, or to such other address as designated by written notice given to the other party:

If to RMP:                                If to Chugai:
Dr. Luis R. Lopez                         General Manager
President                                 Diagnostics Division
REAADS Medical Products, Inc.             Chugai Pharmaceutical Co., Ltd.
12001 Tejon Street, Suite 120             21-1, Nishi-Shinjuku 1-Chome
Westminster, Colorado 80234               Shinjuku-ku, Tokyo 160
U.S.A.                                    Japan

      16.4 Governing Law. The validity and interpretation of this Agreement shall be governed and construed according to the laws of the State of Colorado, U.S.A.

      16.5 Relationship Created. Nothing in this Agreement shall be construed as establishing an agency, joint venture or partnership between the parties. Chugai is an independent contractor, and shall have sole responsibility for its employees, even while such employees are receiving training at RMP's facility.

      16.6 Authority. Each party hereby represents and warrants that it has full power and authority to enter into and perform this Agreement, without any governmental approvals, and that its entering into and performance of this Agreement will not conflict with any other agreement to which it is party or by which it is bound.

      16.7 Force Majeure. Each party shall be relieved of its obligations under this Agreement to the extent that fulfillment of such obligations shall be prevented by acts of war, labor difficulties, riots, fire, earthquake, flood, hurricane, windstorm, acts or defaults of common carrier, governmental laws, acts or regulations, shortages of materials or any other occurrences, whether or not similar to the foregoing, beyond the reasonable control of the affected party.

      16.8 Headings. The headings of Articles and Sections herein are for convenience of reference only and shall not affect the meaning or construction of the provisions of this Agreement.

      IN CONSIDERATION OF the foregoing terms and conditions, Chugai and RMP have executed this Agreement on the day and year first written above.

ATTEST:                                   REAADS Medical Products, Inc.


/s/ Leland P. Snyder
--------------------------------          By  /s/ Luis R. Lopez
Secretary (SEAL)                            ------------------------------------
                                              Luis R. Lopez, M.D.,
                                              President



ATTEST:                                   Chugai Pharmaceutical Co., Ltd.


/s/ Akira Nagata
---------------------------------         By  /s/ Jiro Hada
Secretary (SEAL)                            ------------------------------------
                                             Jiro Hada, Director/General Manager
                                             Diagnostics Division

                                   EXHIBIT A
                     Autoimmune Disease Detection Products


Product                   Proposed Transfer Price (USD)
                              (per 96-well test kit)

IgM-RF                              $ 90.00
Anti-dsDNA                          $ 90.00
Anti-Sm                             $ 90.00
Anti-ENA (Sm/RNP Complex)           $ 90.00
IgG/IgM anti-cardiolipin            $ 90.00
IgA anti-cardiolipin                $ 90.00
ANA                                 $130.00
Anti SSA/SSB                  Not yet determined
Anti Scl-70                   Not yet determined
Anti Histones                 Not yet determined

                                   EXHIBIT B
                      Vascular Disease Detection Products


Anti-endothelial cell antibodies
Anti-neutrophil cytoplasmic antibody
Anti-phosphatidyl serine
Anti-protamine
Antithrombin III
Antitrophoblastic antigen
Beta 2 glycoprotein I antibody
Heparin Cofactor II
Lp(a)
Lupus anticoagulant
Oxidized LDL antibodies
Plasminogen
Plasminogen activator inhibitor - I
Protein C
Protein S
Thrombomodulin
Tissue plasminogen activator

                                   EXHIBIT C
             Existing OEM Relationships with Japanese sales rights


Company                            Approximate Transfer Price
                                     (per 96-well test kit)

Sanofi Diagnostics Pasteur (US)           $110.00
Biopool (US)                              $150.00
IDS (UK)                                  $ 95.00 (Bulk)
Schiapparelli (Italy)                     $127.00
Chromogenix (Sweden)                      $127.00
Sigma (US)                                $100.00 (Bulk)

                                   EXHIBIT D

                    INTERNATIONAL DISTRIBUTION SALES POLICY

TO ORDER            Send order to: REAADS Medical Products, Inc.
                                   12001 Tejon Street - Suite 120
                                   Westminster, CA  80234
                                   U.S.A.

                    Or Telefax t303-457-4519
                    Telephone:  303-457-4345

MINIMUM ORDER       25 units of any kit, or any combination of kits.

PRICES List prices are in U.S. Dollars, C & F Tokyo. Unless otherwise agreed upon by REAADS Medical Products, Inc., and ordering party, all sales are made on C & F basis (as defined in Incoterms, I.C.C. Publication No. 350).

PAYMENT Sixty (60) day net. Payment will be made by direct wire transfer to:

                         Norwest Bank of Denver
                         1700 Broadway
                         Denver, Colorado 80217
                         Telephone:  (303) 863-6300

                         Routing No.: REAADS Medical Products, Inc.
                                      1020 0007 6

                         Instruct to further credit to:

                         Norwest Bank of Broomfield
                         #2 Garden Center
                         Broomfield, Colorado  80020
                         Telephone:  (303) 466-1801

                         Account No.: REAADS Medical Products Inc.
                                      #187 0003074

      If payment is made via letter of credit, the distributor must request REAADS's instructions for letters of credit.

SHIPPING Via air freight. Shipments go refrigerated. Kits can remain in original packaging for only 48 hours. Please indicate if a Customs Broker should be notified.

RETURNED GOODS      No unauthorized returns will be accepted.

WARRANTY There are no warranties which extend beyond the description and directions set forth on the labeling of our products.